PRESTIGE BRANDS HOLDINGS COMPLETES ACQUISITION
OF DENTAL CONCEPTS, LLC

     Irvington, New York, November 14, 2005--Prestige Brands Holdings, Inc. (PBH-NYSE) today announced that it has completed the purchase of the assets of Dental Concepts, LLC, a marketer of therapeutic oral care products sold in retail outlets throughout the United States and Canada.

     On September 19, 2005, Prestige announced it had entered into a Letter of Intent for the purchase of all of the assets of Dental Concepts, LLC. Prestige said it expected to close in the fall of 2005, subject to confirmatory due diligence. The acquisition was completed on November 9, 2005 at a purchase price of approximately $30.5 million. Prestige purchased the Company from Hamilton Investment Partners, LLC, a New York investment firm, and other investors. Sewaya Segalas & Co., LLC a leading consumer products investment banking firm, served as financial advisor to Prestige on this transaction.

     The brands included in the acquisition are The Doctor's(R) Nightguard, the #1 over-the-counter dental protector for night time teeth grinding; and The Doctor's(R) Brush Picks and The Doctor's(R) Orapik, both of which are over-the-counter interproximal cleaning devices. Trailing twelve month net sales for Dental Concepts were approximately $14.8 million. The Doctor's Nightguard accounts for more than half of the revenue. Prestige anticipates this acquisition will be modestly accretive to earnings per share this fiscal year.

     Commenting on the completion of the Company's second important transaction this year, Peter C. Mann, Chairman and Chief Executive Officer said, "This is an excellent acquisition for the Company. We've added a growing business to the Prestige portfolio, one with good distribution, and synergies in several areas. Importantly, we believe we can add meaningful value to these brands and to the Company".

     In October, Prestige completed the acquisition of Chore Boy(R) brand cleaning pads, scrubbing sponges and non-metal soap pads from Reckitt Benckiser, Inc. at a purchase price of $22, 250,000. In combination, these two acquisitions are expected to add approximately $30 million in new annual revenues.

About Prestige Brands

     Prestige Brands, Inc. markets and distributes brand name over-the-counter drug, personal care and household products sold throughout the United States and Canada. Key brands include Chloraseptic(R) sore throat relief products; Compound W(R) wart remover; New Skin(R) liquid bandage; Clear eyes(R) and Murine(R) eye care products; Little Remedies(R) pediatric over-the-counter healthcare products; Cutex(R) nail polish remover, Comet(R) and Spic and Span(R) household cleaning products, and other well recognized brands.

     All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the used of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe,"
"potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. There are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans; (2) successfully executing, managing and integrating key acquisitions; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources; (5) the ability to successfully manage regulatory, tax and legal matters (including product liability matters), and to resolve pending matters within current estimates; (6) the ability to successfully manage increases in the prices of raw materials used to make the Company's products; (7) the ability to stay close to consumers in a era of increased media fragmentation; and (8) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10K, 10Q and 8K reports.

Contact: Dean Siegal
914-524-6819